Exhibit 23.3

CONSENT OF PRICEWATERHOUSECOOPERS LLP INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statements on Form S-3 (No. 333-90458) of Nuvelo, Inc. of our report dated June 2, 2003, relating to the financial statements of Variagenics, Inc., which report is incorporated by reference to the Current Report on Form 8-K/A of Nuvelo, Inc. filed with the Securities and Exchange Commission on July 3, 2003. We also consent to the reference to us under the heading “Experts” in the prospectus to the referenced Registration Statements on Form S-3.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

March 24, 2004